Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Below is a list of our major subsidiaries as of February 4, 2021, their jurisdictions of incorporation and the name under which they do business. Each is wholly owned unless otherwise noted.

Subsidiary	Jurisdiction
Amber Road, Inc.	Delaware

E2open, LLC.	Delaware

Inttra, Inc.	Delaware

Zyme Solutions, Inc.	Delaware